Exhibit 99.1

Company Contact: Matthew C. Moellering
Chief Administrative Officer &
Chief Financial Officer
(614) 474-4400

Media Contact:
Amy Hughes
Corporate Communications & Events
(614) 302-4651

Investor Contacts:
ICR, Inc.
Allison Malkin / Joseph Teklits / Melissa Mackay
(203) 682-8200 / (646) 277-1220

EXPRESS, INC. REPORTS A 55% INCREASE IN FOURTH QUARTER

OPERATING INCOME AND DILUTED EPS OF $0.55, EXCEEDING COMPANY GUIDANCE

•	Fourth quarter comparable sales increase 12%, including e-commerce sales

•	Fourth quarter operating margin expands by 390 bps to 14.6% of net sales

•	Full year 2010 comparable sales increase 10%, including e-commerce sales

•	Full year 2010 operating income rises 57%

•	Introduces first quarter and full year 2011 outlook

Columbus, Ohio – March 22, 2011 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating 591 stores, today announced its fourth quarter and full year 2010 financial results for the thirteen and fifty-two week periods ended January 29, 2011, which compares to the same periods ended January 30, 2010.

Michael Weiss, Express, Inc.’s President and Chief Executive Officer commented: “We are pleased to report better-than-expected fourth quarter sales and earnings which we attribute to the on-going strength of our go-to-market strategy and successful execution of our growth pillars by our team. Our fourth quarter performance included a 14% increase in net sales and a 12% increase in comparable sales, which includes e-commerce sales growth of 63% over the fourth quarter of 2009. Operating income grew by an impressive 55%, well above our rate of sales growth. Our data-driven merchandise strategies led to increased regular price selling, which contributed to 250 basis points of expansion in gross margin during the quarter.”

“2010 represented a strong year of growth for our Company and included many noteworthy accomplishments, including net sales that approached the $2 billion mark and a 57% increase in operating income over 2009. We celebrated the 30th anniversary of our brand and completed our initial public offering mid-year, increasing our financial flexibility to capitalize on the opportunities we see ahead for our Company. During the year, we increased our brand reach as we expanded our store base by opening 23 new stores in the United States and 3 stores in the Middle East through our agreement with Alshaya Trading Co. In addition, we ended the year with a strong balance sheet that included a reduction in debt of $49.4 million compared to the prior year.”

“We begin 2011 in a great position and are excited about our business prospects. We expect to remain a fashion authority for our 20 to 30 year old woman and man as we continue to rigorously test our product assortments, maximize opportunities to regain sales volumes in core categories, expand our store base through the opening of 25 to 27 new stores, including our first stores in Canada, grow our e-commerce sales, and continue our expansion in the Middle East. We are currently evaluating additional international expansion opportunities. We remain confident that our strategies have us poised to report another strong year of growth in 2011,” Weiss concluded.

Fourth Quarter Operating Results:

•	Net sales increased 14% to $621.5 million from $546.8 million in the fourth quarter of 2009;

•

Comparable sales for the fourth quarter increased 12%, including e-commerce sales (8% excluding e-commerce sales), and follows an 8% increase in comparable sales (4% excluding e-commerce sales) in the fourth quarter of 2009. Beginning in the fourth quarter of 2010, the Company changed its method for calculating comparable sales to include both store and e-commerce sales. The Company believes that reporting comparable sales inclusive of stores and e-commerce is a more appropriate gauge of performance, as this is how it is viewed and evaluated internally, and is consistent with its customers’ preference to shop across channels (see Schedule 5 for historical comparable sales);

•	Gross margin increased approximately 250 bps to 36.5% compared to 34.0% in the fourth quarter of 2009;

•

Selling, general, and administrative (SG&A) expenses totaled $135.9 million, or 21.9% of net sales, and includes $0.4 million of costs related to the secondary offering completed on December 15, 2010. This compares to SG&A expenses of $123.9 million, or 22.7% of net sales, in the fourth quarter of 2009;

•	Other operating expense, net was $0.2 million compared to $3.4 million, or 0.6% of net sales, in the fourth quarter of 2009;

•	Operating income increased 55.4% to $90.7 million, or 14.6% of net sales, compared to $58.4 million, or 10.7% of net sales, in the fourth quarter of 2009;

•	Interest expense totaled $8.0 million compared to $13.0 million in the fourth quarter of 2009;

•

Tax expense was $34.5 million, at an effective tax rate of approximately 41.6%, compared to tax expense of $0.3 million, at an effective tax rate of approximately 0.7%, in the fourth quarter of 2009. The increase in the effective tax rate is a result of the Company’s conversion to a corporation in connection with its initial public offering completed on May 18, 2010;

•

Net income was $48.4 million, or $0.55 per diluted share on 88.7 million weighted average shares outstanding. This compares to net income of $46.0 million, or $0.60 per diluted share on 77.1 million weighted average shares outstanding, in the fourth quarter of 2009; and

•

Net income, adjusted for costs related to the secondary offering completed on December 15, 2010 and the impact of the true-up of the Company’s statutory tax rate applied to non-core operating costs attributed to the Senior Notes offering and initial public offering (see Schedule 4 for discussion of non-GAAP measures), was $48.9 million, or $0.55 per diluted share, in the fourth quarter of 2010.

Fifty-Two Week Operating Results:

•	Net sales increased 11% to $1.9 billion from $1.7 billion in 2009;

•	Comparable sales for 2010 increased 10%, including e-commerce sales (7% excluding e-commerce sales) (see Schedule 5 for historical comparable sales);

•	Gross margin increased approximately 390 bps to 35.6% compared to 31.7% in 2009;

•

Selling, general, and administrative (SG&A) expenses totaled $461.1 million, or 24.2% of net sales, and included $3.3 million in non-core operating costs related to the Senior Notes offering, initial public offering, and secondary offering. This compares to SG&A expenses of $409.2 million, or 23.8% of net sales, in 2009;

•

Other operating expense, net was $18.0 million, or 0.9% of net sales, and included $13.3 million in one-time fees paid to Golden Gate Capital and Limited Brands to terminate the advisory arrangements in connection with the initial public offering. This compares to other operating expense, net of $9.9 million, or 0.6% of net sales, in 2009;

•	Operating income increased 57.1% to $199.3 million, or 10.5% of net sales, compared to $126.8 million, or 7.4% of net sales, in 2009;

•

Interest expense totaled $59.5 million and included $20.8 million of non-core operating costs associated with the loss on extinguishment of debt related to the prepayment of debt in connection with the Senior Notes offering and initial public offering compared to interest expense of $53.2 million in 2009;

•

Tax expense was $14.4 million, at an effective tax rate of approximately 10.1%, compared to tax expense of $1.2 million, at an effective tax rate of approximately 1.6%, in 2009. The increase in the effective tax rate is a result of the Company’s conversion to a corporation in connection with its initial public offering completed on May 18, 2010;

•

Net income was $127.4 million, or $1.48 per diluted share on 86.1 million weighted average shares outstanding, and included the following non-core operating costs after tax: (i) $2.7 million, or $0.03 per diluted share, of costs related to the Senior Notes offering, initial public offering, and secondary offering; (ii) $8.1 million, or $0.10 per diluted share, of fees paid to Golden Gate Capital and Limited Brands to terminate the advisory arrangements in connection with the initial public offering; and (iii) $15.4 million, or $0.18 per diluted share, of interest expense associated with the loss on extinguishment of debt. These non-core operating costs were more than offset by a one-time tax benefit of $31.8 million, or $0.37 per diluted share, recognized in connection with the Company’s conversion to a corporation. This compares to net income of $75.3 million, or $1.00 per diluted share on 75.6 million weighted average shares outstanding, in 2009; and

•

Net income, adjusted for items noted above related to the Senior Notes offering, initial public offering, and secondary offering (see Schedule 4 for discussion of non-GAAP measures), was $121.8 million, or $1.42 per diluted share, in 2010.

2010 Balance Sheet Highlights as of January 29, 2011:

•	Cash and cash equivalents totaled $187.8 million compared to $234.4 million at the end of 2009;

•

Inventories were $185.2 million compared to $171.7 million at the end of 2009. Inventory per square foot, excluding e-commerce merchandise, increased approximately 3.1% over 2009. This compares to a decrease in inventory per square foot of approximately 1.8% in the same period of the prior year; and

•

Debt declined by $49.4 million to $367.4 million at the end of 2010, primarily driven by the early repayment of approximately $300 million of term loans, partially offset by the $250 million Senior Notes offering in the first quarter of 2010.

Store Expansion:

During the fourth quarter of 2010, the Company opened 9 new stores in the United States, ending the year with 591 stores and approximately 5.1 million gross square feet in operation.

2011 Guidance:

Comparable Sales:

Beginning in the fourth quarter of 2010, the Company changed its method for reporting comparable sales as it believes that reporting comparable sales inclusive of stores and e-commerce is a more appropriate gauge of performance, as this is how it is viewed and evaluated internally, and is consistent with customers’ preferences to shop across channels (see Schedule 5 for historical comparable sales). As such, on a go-forward basis, both comparable sales guidance and reported results will be inclusive of e-commerce sales.

Tax Rate:

The Company estimates that its effective tax rate for the first quarter and full year 2011 will be approximately 40.3%. This compares to an effective tax rate of approximately 1.2% and 10.1% for the first quarter of 2010 and full year 2010, respectively. The expected increase in the effective tax rate for the first quarter and full year 2011 compared to the prior year periods reflects the Company’s conversion to a corporation in connection with its initial public offering in the second quarter of 2010.

First Quarter:

The Company currently expects first quarter 2011 comparable sales, including e-commerce, to increase mid single digits compared to an increase of 14% in the first quarter of 2010. Net income is expected in the range of $34 million to $36 million, or $0.38 to $0.41 per diluted share on 88.7 million shares outstanding. This compares to adjusted net income of $39.4 million, or $0.50 per diluted share on 78.1 million shares outstanding, in the first quarter of 2010 (see Schedule 4 for discussion of non-GAAP measures) and does not include the impact of any expenses related to the previously announced $25 million debt reduction. This guidance implies operating income growth between 20% and 26% over adjusted operating income in the first quarter of 2010. Operating income growth is noted, as it is not impacted by the change in the Company’s tax rate or share count associated with the corporate conversion. The Company plans to open 4 new stores and close 4 existing locations in the United States, ending the quarter with 591 locations and approximately 5.1 million gross square feet in operation.

Full Year 2011:

The Company currently expects full year comparable sales, including e-commerce, to increase mid single digits compared to an increase of 10% for full year 2010. While actual comparable store sales will not be reported going forward, the Company does expect this metric to be positive in each quarter of 2011. Earnings are expected in the range of $1.48 to $1.60 per diluted share on 88.9 million shares outstanding. This compares to adjusted earnings of $1.42 per diluted share on 86.1 million shares outstanding in 2010 (see Schedule 4 for discussion of non-GAAP measures) and does not include the impact of any expenses related to the anticipated debt reduction. This guidance implies operating income growth between 16% and 24% over adjusted operating income for the full year 2010. The Company plans to open 25 to 27 new stores in the United States and Canada and close 9 existing locations in the United States, ending the year with 607 to 609 locations and approximately 5.3 million gross square feet in operation.

Conference Call Information:

A conference call to discuss fourth quarter results is scheduled for today, March 22, 2011, at 9:00 a.m. Eastern Standard Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.express.com/investor and remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. (EST) on March 29, 2011 and can be accessed by dialing (877) 870-5176 and conference ID number 368455.

About Express, Inc.:

Express is a specialty apparel and accessories retailer of women’s and men’s merchandise, targeting the 20 to 30 year old customer. The Company has 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates 591 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States and in Puerto Rico, and also distributes its products through the Company’s e-commerce website, express.com.

Forward-Looking Statements:

Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and may herein include, but are not limited to, statements regarding expected net income, comparable store sales, earnings per diluted share, effective tax rates, and store expansion and closures. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) the success of the malls and shopping centers in which our stores are located; (6) our dependence upon independent third parties to manufacture all of our merchandise; (7) our growth strategy, including our international expansion plan; (8) our dependence on a strong brand image; (9) our dependence upon key executive management; (10) our reliance on Limited Brands to provide us with certain key services for our business; (11) our substantial indebtedness and lease obligations; and (12) increased costs as a result of being a public company. Additional information concerning these and other factors can be found in Express, Inc.’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1

Express, Inc.

Consolidated Balance Sheets

(In thousands)

	January 29, 2011	January 30, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$187,762	$234,404
Receivables, net	9,908	4,377
Inventories	185,209	171,704
Prepaid minimum rent	22,284	20,874
Other	22,130	5,289

Total current assets	427,293	436,648

PROPERTY AND EQUIPMENT	448,109	395,951
Less: accumulated depreciation	(236,790)	(180,714)

Property and equipment, net	211,319	215,237

TRADENAME/DOMAIN NAME	197,414	197,414
DEFERRED TAX ASSETS	5,513	—
OTHER ASSETS	21,210	20,255

Total assets	$862,749	$869,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$85,843	$61,093
Deferred revenue	25,067	22,247
Accrued bonus	14,268	22,541
Accrued expenses	91,792	73,576
Accounts payable and accrued expenses – related parties	79,865	89,831

Total current liabilities	296,835	269,288

LONG-TERM DEBT	366,157	415,513
OTHER LONG-TERM LIABILITIES	69,595	43,300

Total liabilities	732,587	728,101

Total stockholders’ equity	130,162	141,453

Total liabilities and stockholders’ equity	$862,749	$869,554

Schedule 2

Express, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010
NET SALES	$621,498	$546,839	$1,905,814	$1,721,066

COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	394,720	361,090	1,227,490	1,175,088

Gross profit	226,778	185,749	678,324	545,978

OPERATING EXPENSES:
Selling, general, and administrative expenses (A)	135,918	123,939	461,073	409,198
Other operating expense, net	156	3,429	18,000	9,943

Total operating expenses	136,074	127,368	479,073	419,141

OPERATING INCOME	90,704	58,381	199,251	126,837

INTEREST EXPENSE (B)	7,794	13,018	59,493	53,222
INTEREST INCOME	(4)	(81)	(16)	(484)
OTHER INCOME, NET	—	(866)	(1,968)	(2,444)

INCOME BEFORE INCOME TAXES	82,914	46,310	141,742	76,543

INCOME TAX EXPENSE	34,502	313	14,354	1,236

NET INCOME	$48,412	$45,997	$127,388	$75,307

EARNINGS PER SHARE:
Basic	$0.55	$0.61	$1.49	$1.01
Diluted	$0.55	$0.60	$1.48	$1.00

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	88,411	75,139	85,369	74,566
Diluted	88,683	77,060	86,050	75,604

(A)	Includes $432 expense related to the secondary offering for the thirteen weeks ended January 29, 2011 and $3,333 expense related to the Senior Notes offering, initial public offering, and secondary offering for the fifty-two weeks ended January 29, 2011
(B)	Includes $20,781 expense related to loss on extinguishment of debt for the fifty-two weeks ended January 29, 2011

Schedule 3

Express, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Fifty-Two Weeks Ended
	January 29, 2011	January 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$127,388	$75,307

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,557	72,434
Loss on disposal of property and equipment	1,996	545
Impairment charge	459	2,623
Bad debt expense	—	2,602
Non-cash interest expense	—	132
Change in fair value of interest rate swap	(1,968)	(2,444)
Share-based compensation	5,296	2,048
Non-cash loss on extinguishment of debt	8,781	—
Deferred taxes	(19,015)	(337)
Changes in operating assets and liabilities:
Receivables, net	(5,190)	4,167
Inventories	(13,505)	(1,502)
Accounts payable, deferred revenue, and accrued expenses	40,069	44,397
Accounts payable and accrued expenses – related parties	(9,966)	(10,181)
Other assets and liabilities	17,056	10,930

Net cash provided by operating activities	219,958	200,721

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(54,843)	(26,853)
Purchase of intangible assets	—	(20)

Net cash used in investing activities	(54,843)	(26,873)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under short-term debt arrangements	—	—
Borrowings under Senior Notes	246,498	—
Net proceeds from equity offering	166,898	—
Repayments of short-term debt arrangements	—	(75,000)
Repayments of long-term debt arrangements	(301,563)	(7,118)
Costs incurred in connection with debt arrangements and Senior Notes	(12,211)	(123)
Costs incurred in connection with equity offering	(6,498)	(317)
Repurchase of equity units	—	(3)
Repayment of notes receivable	5,633	—
Distributions	(261,000)	(33,000)
Dividends paid	(49,514)	—
Issuance of restricted shares	—	2

Net cash used in financing activities	(211,757)	(115,559)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(46,642)	58,289

CASH AND CASH EQUIVALENTS, Beginning of period	234,404	176,115

CASH AND CASH EQUIVALENTS, End of period	$187,762	$234,404

Schedule 4

Supplemental Information - Consolidated Statements of Income

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted operating income, adjusted net income, and adjusted earnings per diluted share. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating income, adjusted net income, and adjusted earnings per diluted share are important indicators of our operations because it excludes items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for operating income, net income, and earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of our operations that, when viewed with our GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Adjusted Operating Income, Net Income, and Earnings Per Diluted Share

(In thousands, except per share amounts)

(Unaudited)

The tables below reconcile the non-GAAP financial measures, actual and adjusted operating income, net income, and earnings per diluted share, with the most directly comparable GAAP financial measures, actual operating income, net income, and earnings per diluted share.

	Thirteen Weeks Ended May 1, 2010
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$51,282	$30,561		$0.39	78,142
Transaction Costs (A)	1,817	1,795	*	0.02
Interest Expense (B)	—	7,071	*	0.09

Adjusted Non-GAAP Measure	$53,099	$39,427		$0.50

	Thirteen Weeks Ended January 29, 2011
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$90,704	$48,412		$0.55	88,683
Transaction Costs (C)	432	272	**	0.00
Advisory/LLC Fees (D)	—	108	**	0.00
Interest Expense (E)	—	111	**	0.00

Adjusted Non-GAAP Measure	$91,136	$48,903		$0.55

	Fifty-Two Weeks Ended January 29, 2011
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$199,251	$127,388		$1.48	86,050
Transaction Costs (C)	3,333	2,718	*	0.03
Advisory/LLC Fees (D)	13,333	8,121	*	0.10
Interest Expense (E)	—	15,370	*	0.18
Non-Cash Tax Benefit (F)	—	(31,807)		(0.37)

Adjusted Non-GAAP Measure	$215,917	$121,790		$1.42

(A)	Includes transaction costs primarily related to the Senior Notes offering and a portion related to the initial public offering
(B)	Includes prepayment penalty and accelerated amortization of debt financing costs and debt discount related to early repayment of Topco Term C Loan
(C)	Includes transaction costs related to the Senior Notes offering, initial public offering, and secondary offering
(D)	Includes fees paid to Golden Gate Capital and Limited Brands, Inc. for terminating advisory arrangements
(E)	Includes prepayment penalty and accelerated amortization of debt financing costs and debt discount related to early repayment of the Topco Term B Loan and Topco Term C Loan
(F)	Represents one-time, non-cash tax benefit in connection with conversion to a corporation
*	Items were tax affected at 1.2% for the thirteen weeks ended May 1, 2010 and at our statutory rate of 39.1% for the thirteen weeks ended July 31, 2010, October 31, 2010, and January 29, 2011
**	Includes a true up tax adjustment to reflect our statutory rate of 39.1% for adjustments related to the thirteen weeks ended July 31, 2010 and October 31, 2010, which were previously tax affected at 39.9%.

Schedule 4 (Continued)

Schedule 5

Historical Comparable Sales

(Unaudited)

	2010					2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Comparable sales (including e-commerce)	14%	8%	5%	12%	10%	(16)%	(11)%	2%	8%	(4)%

Comparable sales (excluding e-commerce)	12%	6%	2%	8%	7%	(16)%	(12)%	(1)%	4%	(6)%